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                                                                    Exhibit 23.3





                               Consent of Expert

To: Gryphon Gold Corporation


I, Alan C. Noble, do hereby consent to the reference to the technical report titled Technical Report on the Mineral Resources of the Borealis Gold Project located in Mineral County Nevada and dated May 25, 2005 (the "Technical Report") and any extracts from or a summary of the Technical Report in the Amended Registration Statement on Form SB-2/A dated October 4, 2005 (the "Registration Statement") of Gryphon Gold Corporation, and to the reference to the Technical Report and Alan C. Noble in the Registration Statement.


I also consent to the use of my name in the Registration Statement.


Dated this 4th day of October, 2005.


/s/Alan C. Noble
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Alan C. Noble